                                                                   Exhibit 3.161

                      CERTIFICATE OF OWNERSHIP AND MERGER
                                       OF
                              CBH PUBLISHING, INC.
                             (a Texas corporation)
                                 WITH AND INTO
                               CBH HOLDINGS, INC.
                            (a Delaware corporation)


The undersigned corporation, CBH Holdings, Inc., a corporation duly organized under the laws of Delaware (the "Corporation), hereby certifies as follows:

FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Corporation owns all the outstanding shares of the capital stock of CBH Publishing, Inc., a Texas corporation ("Publishing").

THIRD: That the Corporation, by the resolutions of its Board of Directors duly adopted by unanimous written action as of the 31st day of March, 1995, and attached hereto as Exhibit A, determined to merge Publishing with and into itself, with the Corporation being the surviving corporation, on the conditions set forth in such resolutions.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 11th day of April, 1995.


                                         CBH HOLDINGS. INC.


                                         /s/ James J. Viera
                                         -----------------------------------
                                         James J. Viera, Vice President



                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 03:43 PM 04/12/1995
                                                         950081730 -- 2140502

                                                                       EXHIBIT A

      WHEREAS, the Corporation owns all of the issued and outstanding capital stock of CBH Publishing. Inc., a Texas corporation ("Publishing"); and


      WHEREAS, the Corporation desires to increase the efficiency of the operations of Publishing by merging Publishing with and into the Corporation; and

      WHEREAS, the Directors believe it is in the best interests of the Corporation and its shareholder to effect a such a merger;

      NOW, THEREFORE, IT IS HEREBY RESOLVED, that the merger of Publishing with and into the Corporation in accordance with the terms and conditions set forth in that certain Agreement and Plan of Merger, attached hereto as Exhibit 1 (the "Merger"), is approved.

      FURTHER RESOLVED, that in connection with the Merger the name of the Corporation shall be changed to "Southwest Art, Inc." pursuant to Section 253(b) of the Delaware General Corporation Law.

      FURTHER RESOLVED, that the officers of the Corporation and each of them are hereby authorized and directed to execute that certain Agreement and Plan of Merger and to take any and all other actions, including but not limited to filing the Certificate of Ownership and Merger evidencing the Merger with the Secretary of State of Delaware and with the Office of Recorder of Deeds of the County of Kent, Delaware, in the manner required by law, and to execute such certificates, documents and other instruments as such officer or officers may deem necessary, appropriate or desirable to cause the Corporation to effect the Agreement and Plan or Merger.

                                                                       EXHIBIT 1

                          AGREEMENT AND PLAN OF MERGER


      This Agreement and Plan of Merger is entered into as of this 31st day of March, 1995, by and between CBH Holdings, Inc., a Delaware corporation ("Holdings"), and CBH Publishing, Inc., a Texas corporation ("Publishing").

                                   WITNESSETH

      WHEREAS, Holdings is a Delaware corporation with its registered office in the State of Delaware located at The Prentice-Hall Corporation System. Inc., 229 South State Street, Dover, Delaware 19901; and

      WHEREAS, Publishing is a Texas corporation with its registered office in the State of Texas located at 5444 Westheimer, Suite 1440, Houston, Texas 77056; and

      WHEREAS, the Boards of Directors of Holdings and Publishing have determined that it is desirable and in the best interests of their respective corporations and the shareholders of such corporations that Publishing be merged with and into Holdings on the terms and conditions hereinafter set forth and in accordance with applicable provisions of the laws of the State of Delaware and the State of Texas that permit such merger and the Board of Directors of each corporation has, by resolution, duly adopted, approved, certified, executed and acknowledged this Agreement and Plan of Merger (the "Plan").

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions hereof, the parties hereto agree that Publishing shall be merged with and into Holdings and that the terms and conditions of such merger shall be as follows:

            1. The Merger. Publishing shall be merged with and into Holdings in accordance with the terms of the Plan and the applicable provisions of the Delaware General Corporation Law and the Texas Business Corporation Act (the "Merger").

            2. Al1ocation of Property of Publishing. Holdings shall thereupon and thereafter, to the extent consistent with its Certificate of Incorporation as in effect at the Effective Time (as hereinafter defined), possess all rights, privileges, immunities, of a public as well as of a private nature of Publishing, and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action and every other interest of or belonging to Publishing shall by virtue of the Merger and without further action, be taken and transferred to and vested in Holdings. The title to any real estate, or any interest therein, vested in Publishing shall not revert or be an any way impaired by reason of the Merger. Holdings shall thereafter he responsible and liable for all the liabilities, obligations and penalties of Publishing; and any claim existing or action or proceeding, civil or criminal, pending by or against Publishing may be prosecuted as if the Merger had not taken place, or Holdings may be substituted in place of Publishing; and any judgment rendered against Publishing may be enforced against Holdings. Neither any rights of creditors nor any liens upon the property of Publishing shall be impaired by the Merger.

            3. Surviving Corporation. At the Effective Time the surviving corporation shall be Holdings (hereinafter sometimes referred to as the "Surviving Corporation").

            4. Cancellation of Shares. The manner and basis of canceling the shares of stock of Publishing shall be as follows:

                  (a) Each share of Common Stock of Publishing issued and
            outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be canceled, null and void, and cease to exist as of the Effective Time and no securities of the Surviving Corporation or any other corporation, or any money or property, shall be issued or transferred in exchange therefor.

                  (b) As soon as practicable after the Effective Time, the
            holder of the stock certificate theretofore representing issued and outstanding shares of Publishing immediately prior to the Effective Time shall surrender the same to the Surviving Corporation, and upon such surrender, such certificate shall be marked "canceled" and retained by the Secretary of the Surviving Corporation.

            5. Amendment to Articles of Incorporation of the Surviving Corporation. At the Effective Time, the name of the Surviving Corporation shall be changed to "Southwest Art, Inc." In all other respects, the Certificate of Incorporation, as amended, of Holdings in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation.

            6. By-Laws. At the Effective Time, the By-Laws of Holdings immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation at the Effective Time.

            7.Effective Time. The "Effective Time" shall occur at the later of the time the Certificate of Ownership and Merger is accepted for filing by the Secretary of State of Delaware and the Articles of Merger are accepted for filing by the Secretary of State of Texas.

            8. Effect of Merger. At the Effective Time, the separate existence of Publishing shall cease and Publishing shall be merged with and into the Surviving Corporation.

            9. Further Assurances. If at any time the Surviving Corporation determines that any further action is necessary or desirable to vest, perfect or confirm in the Surviving Corporation, according to the terms hereof, title to any property rights of Publishing, the former officers and directors of Publishing and each of them shall take such action as is necessary or desirable to vest, perfect or confirm title in such property or rights in the Surviving Corporation, and otherwise carry out the purposes of the Plan.

            10. Counterparts. Any number of counterparts hereof may he executed and each such counterpart shall be deemed to be an original instrument.

      IN WITNESS WHEREOF, the parties hereto have each caused the Plan to be executed by the respective duly authorized officers as of the date first written above.

                                         CBH HOLDINGS, INC.


                                         /s/ James J. Viera
                                         -----------------------------------
                                         James J. Viera, Vice President


                                         CBH PUBLISHING, INC.


                                         /s/ James J. Viera
                                         -----------------------------------
                                         James J. Viera, Vice President

                          CERTIFICATE OF INCORPORATION

                                       of

                               CBH HOLDINGS, INC.

      The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

      FIRST: The name of the corporation (hereinafter called the "corporation") is

                               CBH holdings, INC.

      SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 229 South State Street, City of Dover, County of Kent; and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

      THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Hundred Thousand (100,000), with a par value of One Cent ($.01). All such shares are of one class and are Common Stock.

      FIFTH: The name and the mailing address of the incorporator are as follows:

      NAME                          MAILING ADDRESS
      ----                          ---------------

      Barbara Toffler               c/o Rubin Gross Harris Fischl & Roth
                                    1290 Avenue of the Americas
                                    New York, New York 10104

      SIXTH: The corporation is to have perpetual existence.

      SEVENTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

      1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

      2. After the original or other By-Laws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 190 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial By-Law or in a By-Law adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

      3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require, provided that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

      EIGHT: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

      NINTH: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify and advance expenses to any and all persons whom it shall have power to indemnify and advance expenses to under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

Signed on October 9, 1987


                                                /s/ Barbara Toffler
                                                ----------------------------
                                                Barbara Toffler, Incorporator

                       [Partly legible number] 877288023

                                                         FILED
                                                      OCT 13 1987
                                                      [ILLEGIBLE]    9AM

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               CBH HOLDINGS, INC.

      The undersigned corporation, in order to amend its Certificate of Incorporation hereby certifies as follows:

      FIRST: The name of the corporation is CBH HOLDINGS, INC. (hereinafter called the "corporation").

      SECOND: The amendment to the Certificate of Incorporation, effected hereby is as follows:

            Article FOURTH of the Certificate of Incorporation, relating to the stock of the corporation, is hereby amended in its entirety as follows:

            "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Hundred Five Thousand (105,000), divided into two classes, of which One Hundred Thousand (100,000) shares of the par value of One Cent ($.01) each shall be designated Common Stock and Five Thousand (5,000) shares of the par value of One Dollar ($1.00) each shall be designated Preferred Stock.

                  The designations, preferences and relative, participating, optional and other special rights of the Preferred Stock and the Common Stock and the qualifications, limitations and restrictions thereof, are as follows:

                  1. Dividends. The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the corporation, out of any funds legally available therefor, cumulative preferential dividends on shares of the Preferred Stock outstanding, at the per annum rate per share equal to the prime rate as then announced by MBank Houston, N.A. ("Prime") plus 1%, multiplied by $87.05, payable in one installment on the 15th day of October in each year commencing on October 15, 1992.

                        Such dividends on the Preferred Stock shall be
                  cumulative from October 15, 1992. So long as there is any arrearage on the Preferred Stock dividends, no dividend shall be payable on the Common Stock. If the dividends on any shares of the Preferred Stock shall be in arrears, the holders thereof shall not be entitled to any interest or sum of money in lieu of interest thereon.

                  2. Redemption. The corporation shall, on the 15th day of October of each year for the years 1988 through 1992, redeem the number of shares of the then outstanding Preferred Stock in an amount equal to the corporation's Excess Cash Flow, as hereinafter defined, as determined on the last day of the month preceding such redemption date. The corporation shall be deemed to have Excess Cash Flow, if, after giving effect to the redemption provided for herein, (1) neither the corporation nor CBH Publishing, Inc., its wholly-owned subsidiary ("CBH") is in default in respect of any covenants contained in any agreement pertaining to any outstanding amount owed by the corporation or CBH in order to consummate the transactions contemplated by a certain Acquisition Agreement (the "Acquisition Agreement") dated as of July 24, 1987 between CBH and Southwest Art, Inc., among others, or borrowings for the conduct of the operations of the corporation and/or CBH, or (ii) if no such agreement then exists, the ratio of CBH's then current assets to then current liabilities, as the same relates to the business of Southwest Art Magazine, is then at least 1.5 to 1.0. The foregoing redemption shall be upon notice duly given as hereinafter provided, by paying or providing for the payment in cash of a discounted redemption price as described in paragraph 4 below. On each of October 15, 1993, October 15, 1994, and October 15, 1995, the corporation shall redeem thirty-three and one-third (33 1/3%) percent, fifty (50%) percent and one hundred (100%) percent, respectively, of the then outstanding Preferred Stock, upon notice duly given as hereinafter provided, by paying or providing for the payment in cash of a redemption price of $87.05 per share; provided, however, that the corporation shall not be required to redeem any Preferred Stock on October 15, 1993 and October 15, 1994, unless the corporation, after giving effect to such redemption, has Excess Cash Flow as determined on the last day of the month preceding such redemption date. The foregoing notwithstanding, on October 15, 1995 the corporation shall redeem, if it has not already done so, all the remaining outstanding shares of the Preferred Stock, out of funds of the corporation which are legally available therefor, upon notice duly given as hereinafter provided, by paying or providing for the payment of cash of a redemption price of $87.05 per share. In addition, the corporation shall pay for each share to be redeemed an amount equal to the dividends accrued thereon but not paid for the period from the date on which dividends on such shares became cumulative to and including the date fixed for redemption. Such accrual shall be computed without interest.

                        Subject to the limitations prescribed in this Article
                  FOURTH and any further limitations which may from time to time be prescribed by the Board of Directors in accordance herewith, the holders of Common Stock shall be entitled to receive dividends on the Common Stock, when, as and if declared by the Board of Directors, out of the funds of the corporation which are legally available therefor.

                        At least ten (10) days prior notice of every such
                  redemption of the Preferred Stock shall be mailed to the holders of record of the Preferred Stock to be redeemed at their last known post office addresses as shown by the corporation's records. Each such notice shall specify the date fixed for redemption and the place where payment of the redemption price is to be made upon surrender for cancellation of the certificates representing shares called for redemption. No failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to any holder to whom the corporation has failed to mail said notice or except as to any holder whose notice was defective. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

                        In case of the redemption of only a part of the
                  Preferred Stock outstanding at he time, the shares of the Preferred Stock to be redeemed shall be selected either pro rata or, if required by the terms of any agreement with the corporation, in the manner prescribed by such agreement. The Board of Directors shall have full power and authority to prescribe the manner in which and, subject to the provisions and limitations herein contained, the terms and conditions upon which such Preferred Stock shall be redeemed from time to time.

                        If the aforesaid notice of redemption shall have been
                  duly given and if, on or before the redemption date designated in such notice, the corporation shall have deposited in trust with any bank or trust company having a capital, surplus and undivided profits aggregating at least Five Million ($5,000,000) Dollars, named in such notice, all funds necessary for the redemption of the shares of the Preferred Stock so called for redemption, then from and after the redemption date designated in such notice and notwithstanding that any certificates for such shares shall not have been surrendered for cancellation (a) all shares of such Preferred Stock so called for redemption shall no longer be deemed to be outstanding, and (b) all rights with respect to such shares of the Preferred Stock called for redemption shall forthwith cease and terminate except only the right of the holders thereof to receive the moneys so deposited, but without interest. Any interest accrued on such funds shall be paid to the corporation from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of six
                  (6) years from such redemption date shall be released and/or repaid to the corporation, and such holders of such Preferred Stock so called for redemption as shall not have received the redemption price prior to such release and/or payment to the corporation shall look only to the corporation for payment of the redemption price.

                  3. Liquidation, Dissolution, Winding Up, Sale of Assets. In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, or in the event of the sale of substantially all of the assets of the corporation or any wholly-owned subsidiary, the holders of all of the then outstanding shares of the Preferred Stock shall be entitled to receive, out of the net assets of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation, an amount in cash equal to the discounted redemption price per share as described in paragraph 4 below, and no more, before any distribution or payment shall be made to the holders of Common Stock. In case the net assets of the corporation available for distribution are insufficient to pay to holders of all outstanding shares of the Preferred Stock the full amount to which they are entitled, the entire net assets of the corporation remaining shall be distributed ratably to the holders of all outstanding shares of the Preferred Stock in proportion to the full amounts which would be payable on such distribution if all amounts payable were paid in full. Neither the consolidation nor merger of the corporation into or with any other corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of any of the provisions of this subparagraph (3), unless such consolidation or merger would be deemed a sale of the business of Southwest Art Magazine.

                  4. Discounted Redemption Price.
                  Discounted redemption price as contemplated herein for any redemption of shares of Preferred Stock prior to October 15, 1993 shall mean an amount equal to $87.05 per share discounted back on an annual basis from October 15, 1993 to the date of redemption by Prime plus 1%, multiplied by the number of shares then being redeemed.

                  5. Consideration for Shares. The authorized but unissued shares of Common Stock and the authorized but unissued shares of the Preferred Stock may be issued for such consideration, not less than the par value thereof, as may be fixed from time to time by the Board of Directors.

                  6. Voting. Except as otherwise determined pursuant to authority of the Board of Directors as hereinbefore provided, or by the General corporation Law of the State of Delaware, all voting rights shall be vested exclusively in the holders of the outstanding shares of Common Stock and each such holder shall be entitled to one vote per share for all purposes for each share of Common Stock held of record by such holder.

                        Except as otherwise determined pursuant to authority of
                  the Board of Directors as hereinbefore provided, or by the General Corporation Law of the State of Delaware, the holders of the Preferred Stock shall not be entitled to vote for any purpose nor shall they be entitled to notice of meetings of stockholders."

      THIRD: The aforesaid amendment was duly adopted by the sole stockholder and sole director of the corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: This Certificate of Amendment is executed by the sole stockholder of the corporation in accordance with the applicable provisions of Section 103 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, this Certificate has been signed the 14th day of October, 1987, and the statements contained therein are affirmed as true under penalties of perjury.

                                        CBH HOLDINGS, INC.


                                        By: /s/ Clay B. Hall
                                        --------------------------------
                                        Clay B. Hall, Sole Stockholder